Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

CROSS COUNTRY HEALTHCARE ANNOUNCES NEW STOCK REPURCHASE AUTHORIZATION AND RE-ELECTION OF DIRECTORS

BOCA RATON, Fla. – May 11, 2006 – Cross Country Healthcare, Inc. (Nasdaq: CCRN) announced today that its Board of Directors has authorized a new stock repurchase program whereby the Company may repurchase up to 1.5 million of its common shares, subject to the constraints of the Company’s current credit agreement.  The shares may be repurchased from time-to-time in the open market and may be discontinued at any time at the discretion of the Company.

This new stock repurchase authorization will commence upon the completion of the previously authorized 1.5 million share stock repurchase program, under the remainder of which the Company can purchase up to an additional 195,272 shares at an aggregate cost not to exceed approximately $5.9 million.  Similarly, the shares may be purchased from time-to-time in the open market and may be discontinued at any time at the Company’s discretion.  At March 31, 2006, the Company had approximately 32.1 million shares outstanding.

Separately, the Company announced that the following six directors were re-elected at the Company’s Annual Meeting of Stockholders held yesterday for a one-year term until the 2007 Annual Meeting:

1.

Joseph A. Boshart, President and Chief Executive Officer of Cross Country Healthcare, Inc.

2.

Emil Hensel, Chief Financial Officer of Cross Country Healthcare, Inc.

3.

W. Larry Cash, Executive Vice President and Chief Financial Officer of Community Health Systems, Inc.

4.

C. Taylor Cole, Partner of Charterhouse Group, Inc.

5.

Thomas C. Dircks, Managing Partner of Charterhouse Group, Inc.

6.

Joseph Trunfio, President and Chief Executive Officer of Atlantic Health System

Two former directors, M. Fazle Husain and Joseph Swedish did not stand for re-election due to the time demands of their principal employment.  The departing directors had no disputes with management or the Board.  “I want to express my deep appreciation for the contributions of Fazle Husain and Joe Swedish, whose thoughtful and constructive guidance was invaluable in helping me lead our Company through its early years as a public enterprise,” said Joseph A. Boshart, President and Chief Executive of Cross Country Healthcare, Inc.

Cross Country Healthcare, Inc. is a leading provider of healthcare staffing services in the United States.  The Company has a national client base of over 3,000 hospitals, pharmaceutical companies and other healthcare providers.  Copies of this and other news releases as well as additional information about Cross Country can be obtained online at www.crosscountry.com.  Shareholders and prospective investors can also register at the corporate website to automatically receive the Company’s press releases by e-mail.

# # #

For further information, please contact:

Howard A. Goldman

Director/Investor & Corporate Relations

Phone: 877-686-9779

Email: hgoldman@crosscountry.com

6551 Park of Commerce Blvd., Boca Raton, FL 33487

Tel: (800) 347-2264   Fax: (561) 998-8533   www.crosscountry.com